Exhibit 6.1

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of December 2, 2020 (the “Effective Date”), by and between TZP GROUP INVESTMENTS MANAGER, L.P., a Delaware limited partnership (the “Manager”) and FEEL THE WORLD, INC., a Delaware corporation (the “Company”). The Manager and the Company may be referred to herein collectively as the “Parties” and individually as a “Party.” Capitalized terms used herein without definition shall have the meanings assigned to such terms in Section 9 hereof.

Recitals

A. The Company, TZP Group Investments, L.P., a Delaware limited partnership, and TZP Group Holdings, L.P., a Delaware limited partnership and Marc LLC (collectively, the “TZP Related Funds”) entered into to that certain Stock Purchase and Exchange Agreement (as amended and in effect from time to time, the “Purchase Agreement”), dated as of the date hereof, pursuant to which, among other things, the TZP Related Funds purchased Series A Preferred Stock of the Company (the “Financing”).

B.       As a condition to the Financing, the Parties have agreed to enter into this Agreement on the terms and conditions as set forth herein.

Agreement

In consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived here from, the Manager and the Company hereby agree as follows:

1.       Engagement. The Company hereby engages the Manager to provide certain management and advisory services, and the Manager hereby agrees to provide certain management and advisory services to the Company and its subsidiaries, all on the terms and subject to the conditions set forth below.

2.       Services of the Manager. The Manager hereby agrees, during the term of this Agreement, to consult with the Company’s management team and board of directors (the “Board”) on such business and financial matters as may be reasonably requested by management and the Board, including (but not limited to) the provision of the following “Services”:

a.       providing the Company and its subsidiaries with advice in connection with the development and implementation of strategies for improving the operating, marketing and financial performance of the Company and its subsidiaries, including, without limitation, advice with respect to optimizing inventory and e-commerce operations, as well as manufacturing and distribution operations, and development of new product lines;

b.       assisting in the domestic and international marketing and brand recognition of the Company’s natural movement footwear and the growth of the Company’s direct-to-consumer channel and the omni-channel strategy for the sale of such footwear, including, without limitation, assistance with the Company’s website and customer awareness campaigns;

c.       providing the Company and its subsidiaries with access to participate in the Blackstone Group Purchasing Program with the goal of realizing savings across numerous areas such as payment processing, insurance, IT, and shipping;

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d.       providing the Company and its subsidiaries with advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Company and its subsidiaries with financing from banks or other financial institutions or other entities on terms and conditions satisfactory to the Company, including, without limitation, advice in connection with any debt recapitalization or any debt or equity financing transaction by or involving the Company or any of its direct or indirect subsidiaries;

e.       providing the Company and its subsidiaries with finance functions, including, without limitation, assistance in the preparation of financial projections and the monitoring of compliance with existing financing agreements, as well as other services relating to financial and strategic planning and analysis;

f.       providing the Company with access to discounted pricing for various supplies and access to vendors offering favorable pricing;

g.       providing human resources functions, including, without limitation, searching and recruiting of executives;

h.       providing advice to the Company and its subsidiaries in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary for the consummation of any transactions (other than a Change of Control transaction) resulting in an acquisition or divestiture by or involving the Company or any of its subsidiaries; and

i.       providing such other services as the Manager and the Company may from time to time agree in writing, after consultation with the Board.

Notwithstanding the foregoing, in the case of any Change of Control in the Company (as defined below), the Manager shall be paid a fee equal to one percent (1.0%) of the aggregate value of the transaction, upon closing, but only in the event no third-party investment banker is engaged or otherwise entitled to a fee in connection with such Change of Control.

3.       Personnel. The Manager shall provide and devote to the performance of this Agreement such partners, employees and agents of the Manager and/or its Affiliates as the Manager deems appropriate, in its reasonable discretion, for the furnishing of the Services described herein. The Parties expressly acknowledge that the Manager is an Affiliate of the TZP Related Funds, and acknowledge that principals of the TZP Related Funds currently serve as members of the Board of the Company. It is understood that the Manager’s rights and obligations hereunder shall be independent of the relationship among the TZP Related Fund, the Company, and their respective boards of directors (or similar governing bodies), and that while performing the Services described herein, the Manager (and the representatives of the Manager) are not acting in the capacity of an equity holder or a Board member of the Company or any of its subsidiaries or Affiliates.

4.       Management Fees.

a.       In consideration for the services to be provided by the Manager hereunder, the Company shall pay a quarterly management fee (the “Management Fee”) to the Manager, as of the last day of each fiscal quarter of the Company, beginning with the first quarter of 2021, in an amount equal to the lesser of (i) 0.75% of the Company’s EBIDTA for the prior fiscal year (the “EBIDTA-Based Amount”) and (ii) $62,500.00 per quarter; provided, that in no event shall the Management Fee be less than $50,000.00 for any fiscal quarter; and provided, further, that the Management Fee with respect to

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any partial fiscal quarter (after January 1, 2021, meaning no Management Fee shall be owed for the period following the date of this Agreement and December 31, 2020) during the term of this Agreement shall be prorated based on the number of days during such fiscal quarter that this Agreement is in effect. Within 30 days following the Company’s determination of its EBITDA for a fiscal year, the Company shall notify the Manager of its determination of the EBITDA-Based Amount for such fiscal year. For purposes of this Agreement “EBITDA” shall mean the Company and its subsidiaries’ consolidated net income plus all interest expense, income tax expense, depreciation and amortization expense, for such period as measured and reported in the Company’s internal financial statements.

b.        The Management Fee shall be owed as of each March 31, June 30, September 30 and December 31 in equal installments, and shall be paid to the Manager within 10 days following the end of each quarter. The first payment of the Management Fee hereunder shall be due and payable on April 10, 2021. Each payment made pursuant to this Agreement shall be paid by the Company by wire transfer of immediately available federal funds to such account(s) as the Manager may specify to the Company in writing prior to such payment. All fees and other amounts payable pursuant to this Agreement shall be non-refundable, absolute, irrevocable and unconditional, and shall be paid without offset, defense, claim, deduction or any other claim.

c.       If the Manager and the Board of the Company determine in good faith that payment of the quarterly Management Fee should be deferred due to the Company’s financial condition and/or business outlook, or if payment is prohibited or otherwise restricted by law or any contractual requirements, then the Management Fee shall accrue with simple interest at the rate of 8.0% per annum until paid in full. The Company shall not make any distributions to any equity holder of the Company with respect to the equity of the Company unless and until any and all amounts of the Management Fees owed by the Company to the Manager pursuant to this Agreement have been paid.

5.       Expenses. The Company shall reimburse the Manager for its reasonable travel expenses within seven (7) days of the Company’s receipt of documentation of such expenses, as well as other reasonable documented out-of-pocket expenses that have been incurred by the Manager’s directors, officers and employees in connection with the rendering of Services hereunder (including, but not limited to, expenses incurred in attending meetings substantially related to the business of the Company or its subsidiaries). Professional fees and expenses, such as legal and accounting fees and expenses, shall not be incurred by the Manager without the prior written approval of the Company’s Board, and without such prior approval, such professional fees and expenses shall not be eligible for reimbursement.

6.       Term. This Agreement will continue from the date hereof until the earlier of (a) the date on which the TZP Related Funds, collectively, no longer continues to own beneficially more than 10% of the Company’s shares of Series A Preferred Stock (including shares of Class A Voting Common Stock issued or issuable upon conversion of the Preferred Stock), (b) a Liquidity Event, or (c) an Initial Public Offering; provided that if the Company is prohibited by law, or otherwise, from paying such accrued and unpaid Management Fees as described above in Section 4(c), then the payment of such accrued and unpaid Management Fees shall be delayed until the first date on which the Company is permitted to make such payment or has sufficient capital to lawfully make such payment. No termination of this Agreement, whether pursuant to this paragraph or otherwise, shall affect the Company’s obligations hereunder to pay the Management Fees or reimburse the expenses described herein which are owed as of the effective date of the termination.

7.       Liability. Neither the Manager nor any of its Affiliates, partners, officers, employees or agents shall be liable to the Company or its subsidiaries or Affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of the Services described herein, unless such loss, liability, damage or expense shall be proven to have resulted from the gross negligence or willful

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misconduct of the Manager. A neutral arbitrator, appointed in accordance with Section 17 herein, making a decision regarding such liability may allocate between the Manager and the Company regarding what portion of such liability shall be allocated to the Manager if a finding of gross negligence or willful misconduct is made.

8.       Indemnification. The Company agrees to indemnify and hold harmless the Manager, partners, officers, employees and agents against and from any and all loss, liability, suits, claims, costs, damages and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from the performance of the Services described herein, except as a result of the Manager’s gross negligence or willful misconduct. Notwithstanding the foregoing, solely in the case of gross negligence, an Arbitration Panel, appointed in accordance with Section 17 herein, shall be entitled to apportion indemnity for Losses based on the comparative responsibility of the Company and the Manager such that the Company shall remain liable for indemnifying and holding harmless the Manager for such portion of the Losses an arbitrator so allocates to the Company.

9.       Definitions.

“Affiliate” of any Person means any other Person controlling, controlled by or under common control with such Person and, with respect to the Manager, shall also include any general or limited partner of the Manager.

“Change of Control” means (A) any sale or transfer to any unaffiliated third party by the Company of all or substantially all of its capital stock or all or substantially all of its and its subsidiaries’ consolidated assets, (B) any consolidation, merger or reorganization of the Company or any of its direct or indirect subsidiaries with or into any other unaffiliated entity or entities as a result of which the holders of the Company’s, or such subsidiary’s outstanding equity securities possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors (or similar governing body) of the Company or such subsidiary immediately prior to such consolidation, merger or reorganization cease to own, directly or indirectly, the outstanding capital stock of the surviving corporation possessing the voting power (under ordinary circumstances) to elect a majority of the surviving entity’s board of directors (or similar governing body), or (C) issuance by the Company or sale or transfer to any unaffiliated third party of equity securities of the Company or any of its direct or indirect subsidiaries by the holders thereof as a result of which the holders of the Company’s, or such subsidiary’s outstanding equity securities possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors (or similar governing body) of the Company or such subsidiary immediately prior to such sale or transfer cease to own, directly or indirectly, the outstanding capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors (or similar governing body) of the Company or such subsidiary.

“Initial Public Offering” means the Company’s first underwritten public offering of its Common Stock under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Liquidity Event” means (i) any Deemed Liquidation Event, unless waived by the stockholders as set forth in the Second Amended and Restated Certificate of the Company (as amended from time to time) or (ii) any liquidation, dissolution or winding up of the Company.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

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       10.       The Manager is an Independent Contractor. The Manager and the Company agree that the Manager shall perform the Services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither the Manager nor its directors, officers, or employees shall be considered employees or agents of the Company as a result of this Agreement, nor shall any of them have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company.

11.       Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided (a) by hand (in which case, it will be effective upon delivery); (b) by facsimile (with confirmation of good transmission (in which case, it will be effective upon if sent prior to 7:00 p.m. (Eastern time) on a business day or on the following business day if received after 7:00 p.m. (Eastern time) or on a non-business day); (c) by electronic mail; (d) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the business day after being deposited with such courier service); or (e) by certified or registered mail, postage and charges prepaid, return receipt requested (in which case, it will be effective five (5) days after being sent); in each case, to the address, facsimile number or electronic mail address listed below:

If to the Manager:

TZP Group Investments Manager, L.P.

7 Times Square - Suite 4307

New York, New York 10036

Attn: Erin Edwards

Office: 646-553-6170

Cell: 516-313-9341

Email: eedwards@tzpgroup.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

1900 N Street NW

Washington DC 20036

Attn: James A. Hutchinson

Tel No.: (202) 346-4293

Fax No.: (202) 204-7247

Email: jhutchinson@goodwinprocter.com

If to the Company:

FEEL THE WORLD, INC.

100 Technology Drive, Suite 315C

Broomfield, CO 80021

Attn: Lena Phoenix

Tel No.: 720-259-0374

Fax No.: 303-786-9292

Email: lena@xeroshoes.com

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with a copy (which shall not constitute notice) to:

Jones & Keller, P.C.

1625 Broadway, 26th Floor

Denver, Colorado 80202

Attn: Melissa D. Hubbard

Tel No.: (303) 573-1600

Fax No.: (303) 573-8133

Email: mhubbard@joneskeller.com

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

12.       Entire Agreement; Modification. This Agreement (a) contains the complete and entire understanding and agreement of the Manager and the Company with respect to the subject matter hereof; and (b) supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of the Manager in connection with the subject matter hereof. This Agreement may not be amended or modified unless such amendment or modification is approved in writing by the Manager and the Company.

13.       Waiver of Breach. The waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

14.       Assignment. Neither the Manager nor the Company may assign its rights or obligations under this Agreement without the express written consent of the other Party. Notwithstanding the foregoing, the Manager may assign all or part of its rights and obligations hereunder to any Affiliate but no such assignment shall relieve the Manager of its obligations hereunder.

15.       Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and permitted assigns of the Parties.

16.       Counterparts; Electronic Transmission. This Agreement may be executed simultaneously in multiple counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. Each Party to this Agreement agrees that its own telecopied/electronic signature will bind it and that it will accept the telecopied/electronic signature of each other Party to this Agreement.

17.       Governing Law, Dispute Resolution and Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause application of the laws of any jurisdiction other than the State of Delaware.

(b) In the event a dispute arises between the Parties arising out of or in connection with this Agreement or the transactions or relationships it contemplates (a “Dispute”), the Parties shall attempt in good faith to negotiate a resolution to any Dispute for a period of at least 30 days after written notice of a Dispute is provided by a Party. The parties will consider in good faith whether to mediate the Dispute. If, after at least 30 days of good faith negotiations and/or mediation, the Parties have been unable to resolve the Dispute, a Party may file a demand for arbitration before the American Arbitration Association (or its successor) pursuant to its Commercial Arbitration Rules, which, except for emergency or interim relief (which may be

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addressed either through arbitration or in any court of competent jurisdiction), shall be the sole and exclusive forum for the resolution of any Disputes between the Parties. The arbitration will be conducted in Denver, Colorado before a single arbitrator if the amount in controversy is less than $100,000, or before three arbitrators if the amount in controversy exceeds that amount. At least one arbitrator shall have a minimum of 15 years of experience in securities laws and M&A transactions. The parties shall be given reasonable opportunity for discovery relevant to claims and defenses, including a reasonable number of depositions as the Panel may conclude is warranted to permit each Party to have a fair opportunity to address the claims and defenses in the arbitration. The Panel will have the authority to award the costs of arbitration, including reasonable attorneys’ fees, as it deems appropriate. The Panel will endeavor to conduct the hearing in the matter within 180 days of confirmation of the members of the Panel, and shall render an award within 30 days of the conclusion of the hearing. The Federal Arbitration Act will apply to the arbitration and any award, and the parties agree that this agreement to arbitrate, and any arbitral award, may be enforced in the federal or state courts of Delaware, or any other court of competent jurisdiction.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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       IN WITNESS WHEREOF, the undersigned Parties have caused this Management Services Agreement to be duly executed and delivered on the date and year first above written.

TZP Group investments MANAGER, l.p.

By:       /s/ Samuel L. Katz

Name:  Samuel L. Katz

Title:    Managing Partner

FEEL THE WORLD, INC.

By:       /s/ Lena Phoenix

Name:  Lena Phoenix

Title:    Chief Financial Officer and President